Exhibit 10.30

THE SECURITIES ACQUIRED HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this "Agreement") is dated as of October 20, 2010, between VG Energy, Inc., a Delaware corporation ("VGE"), Viral Genetics, Inc., a Delaware corporation (the "Parent"), and John D. Lefebvre or his designee(s), or their permitted successors or assigns, (the "Purchasers").

WHEREAS Purchasers are desirous of subscribing for and acquire from VGE the VGE Units (as defined below) listed in Schedule A in exchange for the Purchase Price listed in Schedule A on the terms and subject to the conditions set forth herein and as more fully described in this Agreement;

AND WHEREAS in further consideration of and as an inducement to Purchaser to complete the purchase of the VGE Units, Parent is granting to Purchasers the Warrant and the Guarantee, as described herein.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, VGE, Parent and Purchasers agree as follows:

1.	Purchase and Sale. Upon the terms and subject to the conditions set forth herein, concurrent with the execution and delivery of this Agreement by the parties hereto, VGE agrees to sell and the Purchasers agree to purchase the VGE Units (as defined below) for the Purchase Price calculated in accordance with Section 2(a). Half of the Purchase Price is allocated to the acquisition of the common shares described in Section 2 (a) (i) and half is allocated to the preferred shares described in Section 2 (a) (ii). The Purchasers shall, upon execution hereof, deliver via wire transfer to Parent immediately available funds equal to the Purchase Price, provided that the use of proceeds of such funds shall be determined by Section 3 herein.

a.	Further Considerations. In further consideration, and as an inducement to Purchaser to complete the purchase of the VGE Units, Parent agrees as follows:

i.	Parent shall and hereby does grant to Purchasers the Warrant; and

ii.	in the event that VGE is not able to obtain $250,000 of additional financing over and above the Purchase Price by the one-year anniversary hereof, whether in cash or in kind, or files for bankruptcy or dissolution, or otherwise ceases business operations, Parent shall accept tender of all of the VGE Units acquired hereunder in exchange for common stock of Parent in an amount equal to the total Purchase Price of said Units divided by $0.02, subject to adjustment under Section 2(e) hereunder.

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b.	Delivery. Within thirty (30) business days of receipt of the Purchase Price, VGE and Parent shall deliver to Purchasers certificates and agreements representing the VGE Units and the Warrant.

2.	Securities.

a.	Each VGE Unit has a Purchase Price of $25,000 and is comprised of:

i.	one hundred and fifty thousand (150,000) shares of common stock of VGE;

ii.	fifteen thousand (15,000) shares of preferred stock of VGE; and

iii.	a warrant to acquire one hundred and fifty thousand (150,000) shares of common stock of VGE for $0.25 each, expiring in five (5) years.

b.	The "Warrant" means a warrant to acquire shares of common stock of Parent at the rate of $0.05 per shares, expiring in five (5) years, and in a quantity equal to the total Purchase Price for all VGE Units acquired hereunder divided by $0.05, subject to adjustment under Section 2(e) hereunder.

c.	Identical Rights and Privileges. The Securities sold to Purchasers described under Section 2 (a) (i) and (ii) and to be delivered hereunder shall, in all respects except quantity, have identical rights and privileges to those owned by the Parent.

d.	Capitalization. The share capitalization of VGE following incorporation and as of the date hereof shall include only the following two (2) classes of stock, and the ownership of issued and outstanding stock before and after the purchase by Purchasers hereunder shall be as follows:

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Shareholder	Common Stock Owned Before Purchase by Purchaser	Preferred Stock Owned Before Purchase by Purchaser	Common Stock Owned After Purchase by Purchaser and others	Preferred Stock Owned After Purchase by Purchaser and others
Viral Genetics, Inc. (Parent)	30,000,000	3,000,000	28,500,000	2,850,000
All other shareholders, including Purchaser	-0-	-0-	1,500,000	150,000

Neither VGE nor Parent shall, through a consent of shareholder in writing, a meeting of shareholders, or otherwise, authorize any additional classes of stock, nor modify the rights of existing classes of stock, without the consent of Purchasers. The rights and privileges of the Preferred Stock shall be as described in the attached Schedule B. VGE shall not issue more than 750,000 additional shares of Series A Preferred Stock over and above the capitalization described above without the consent of Purchasers, subject to adjustment under Section 1 (e) (ii).

e.	Antidilution and Adjustments.

i.	Antidilution. The Securities acquired by Purchasers under Section 2 (a) (i) and (ii) shall have full antidilution protection, subject to the limits described below, such that upon any issuance or issuances by VGE of additional shares of either common or preferred stock in exchange for any amount or any type of consideration (each, a "Dilutive Issuance"), the Purchasers shall be granted for no consideration a quantity of additional shares of said class of stock that shall bring Purchasers' ownership of said class of stock back to the initial percentage acquired hereunder ("Additional Shares") of the total issued and outstanding of that class including the Dilutive Issuance. This antidilution protection and the right of Purchasers to receive, and obligation of VGE to deliver, such Additional Shares shall only extend to dilution equal to the issuance of the first twenty-five percent (25%) of each of the two classes of stock described in Section 2 (c), each exclusive from the other, over and above the initial capitalization listed therein. Purchasers shall not have any such protection against additional dilution in a given class of stock arising from the issuance of new shares of such class of stock beyond the first 25% dilution of that class. Any fractional shares that might be issuable following such calculations shall be rounded off. For the sake of greater certainty and for illustrative purposes only, an issuance of two hundred and fifty (250) new shares of VGE common stock, assuming VGE's issued and outstanding shares of common stock totaled one thousand (1,000) prior to the new issuance and that Purchasers held fifty (50) shares of common stock, would constitute an example of "25% dilution" and would result in Purchasers being issued twelve (12) additional shares of common stock.

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ii.	Adjustments to Warrants. The number of shares acquirable and the exercise prices payable under the warrant described in Section 2 (a) (iii), as to VGE, and the Warrant described in Section 2 (b), as to the Parent, shall be adjusted proportionally following a reverse or forward stock split, share dividend or recapitalization of the entity in question.

3.	Use of Proceeds. Upon receipt of the Purchaser Price on behalf of VGE, Parent shall direct half of the Purchase Price to be reserved by VGE for VGE operating expenses and to advance the development and research of the Licensed IP and shall not be used to pay any new or outstanding debts of VGE, and shall reserve half for the general corporate purposes of Parent.

4.	Licensed IP. Parent shall grant to VGE an exclusive worldwide royalty-free license to research, develop, market and commercialize those patents listed in Appendix A of the Metabolic Exclusive License Agreement attached as Schedule B hereto that are directly related to plant cells, provided that the license shall be restricted to applications in agriculture, energy generation and yield enhancement of plant oils (the "Fields of Use"). The license shall automatically include any new inventions, patents or know-how acquired by the Parent or VGE in the Fields of Use.

5.	General Representations Of Purchasers. Purchasers hereby represents and warrants as follows:

a.	Purchasers are over the age of 18 years;

b.	Purchasers are not US Persons;

c.	Purchasers acknowledge that neither the United States Securities and Exchange Commission nor the securities commission of any state or other federal agency has made any determination as to the merits of purchasing the Securities;

d.	Purchasers have received and read all of the Parent's filings made on the OTCIQ News and Disclosure system and available at www.pinksheets.com including the "Quarterly Report" and "Consolidated Financial Statements" for the six months ended June 30, 2010; the "Annual Report" and "Consolidated Financial Statements" for the fiscal year ended December 31, 2009 filed on April 15, 2010 and provided along with this agreement; the "Initial Company Information and Disclosure Statements" for the nine months and three months ending September 30, 2009 and March 31, 2009, respectively; the "Articles of Incorporation Amendment" filed May 15, 2009; and the "Supplemental Information — Current Reporting Obligations Filing — Merger" filed April 24, 2009; as well as all prior filings made on the SEC EDGAR system including, without limitation, the Form 10-KSB, as amended, for the fiscal year ended December 31, 2006, the Quarterly Report on Form 10-QSB for the quarter ended September 30, 2007, all Current Reports on Form 8-K, all other filings and disclosures made on the OTCIQ News and Disclosure system and available at www.pinksheets.com, all press releases, and other information; and Purchasers understand the risk of an investment in the Parent and VGE, acknowledging that an investment in the Parent and in VGE inherently involves high risks.

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e.	Purchasers, either alone or with the assistance of one or more advisers engaged by it, have such knowledge and experience in business and financial matters that it or they is capable of evaluating the Parent and VGE, their business operations, and the risks and merits of an investment in the Parent and VGE;

f.	Purchasers have been provided with all materials and information requested by Purchasers or its representatives, including any information requested to verify any information furnished, and Purchasers have been provided the opportunity for direct communication between the Parent, VGE and their representatives and Purchasers and their representatives regarding the purchase made hereby, including the opportunity to ask questions of and receive answers from the Parent and VGE including with regards to any of the information described in 2 (d) above;

g.	All information which Purchasers have provided to the Parent, VGE or their agents or representatives concerning Purchasers' suitability to invest in the Parent and VGE is complete, accurate, and correct as of the date of Purchasers' signature on this Agreement. Such information includes, but is not limited to, information concerning Purchasers' personal financial affairs, business position, and the knowledge and experience of Purchasers and Purchasers' advisers;

h.	Purchasers have no present intention of dividing any of the Securities or the rights under this Agreement with others or of reselling or otherwise disposing of any portion of the securities, either currently or after the passage of a fixed or determinable period of time or on the occurrence or nonoccurrence of any predetermined event or circumstance;

i.	Purchasers were at no time solicited by any leaflet, public promotional meeting, circular, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicitation in connection with the offer, sale, or purchase of the Securities through this Agreement; and

j.	Purchasers have adequate means of providing for their current needs and possible contingencies and has no need now and anticipates no need in the foreseeable future, to sell any portion of the Securities for which Purchasers hereby subscribe. Purchasers are able to bear the economic risks of this investment and, consequently, without limiting the generality of the foregoing, are able to hold the securities for an indefinite period of time, and have a sufficient net worth to sustain a loss of the entire investment, in the event such loss should occur.

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k.	Purchaser is resident in a Province or Territory of Canada or is otherwise subject to the securities laws of any of the Provinces or Territories of Canada and is an "accredited investor" within the meaning of National Instrument 45-106 entitled "Prospectus and Registration Exemptions" by virtue of satisfying one of the indicated criterion as follows:

i.	Purchaser, either alone or with a spouse, beneficially owns financial assets having an aggregate realizable value that before taxes, but net of any related liabilities, exceeds $1,000,000; or

ii.	Purchaser's net income before taxes exceeded $200,000 in each of the 2 most recent calendar years or combined with that of a spouse exceeded $300,000 in each of the 2 most recent calendar years and, in either case, reasonably expects to exceed that net income level in the current calendar year; or

iii.	Purchaser, either alone or with a spouse, has net assets of at least $5,000,000.

6.	Representations Regarding Exemptions And Restrictions On Transfer. Purchasers represent that the Securities are being acquired without a view to, or for, resale in connection with any distribution of the Securities or any interest therein without registration or other compliance under the Act, and that Purchasers have no direct or indirect participation in any such undertaking or in the underwriting of such an undertaking. Purchasers understand that the Securities have not been registered, but are being acquired by reason of a specific exemption under the Act as well as under certain state statutes for transactions by an issuer not involving any public offering and that any disposition of the Securities may, under certain circumstances, be inconsistent with this exemption and may make Purchasers an "underwriter" within the meaning of the Act. Purchasers acknowledges that the Securities must be held and may not be sold, transferred, or otherwise disposed of for value unless they are subsequently registered under the Act or an exemption from such registration is available. The Company is under no obligation to register the Securities under the Act or under Section 12 of the Securities Exchange Act of 1934, as amended, except as may be expressly agreed to by it in writing. The certificates representing the Securities will bear a legend restricting transfer, except in compliance with applicable federal and state securities statutes.

7.	General. Purchasers further understands, acknowledges, and agrees that:

a.	This Agreement shall be construed in accordance with and governed by the laws of the state of California.

b.	This Agreement constitutes the entire agreement between the parties respecting the subject matter hereof.

VIRAL GENETICS, INC.	Address for Notice:

By: /s/
Name:
Title:

VG ENERGY, INC.	Address for Notice:

By: /s/
Name: Title:

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SCHEDULE A — PURCHASER AND UNITS INFORMATION

Units Purchased (minimum one, maximum 10):	2

Purchase Price: ($25,000 per Unit):	$50,000

John D. Lefebvre
type or Print Name of Purchaser(s) in exact Form to be Used on Records of the Company

Purchaser Mailing Address:

/s/
Number and Street	Signature

City, State, and Postal Code	Signature of Joint Subscriber, If Any

Date:______________________
Country

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SCHEDULE B — VGE Preferred Shares Certificate of Designation

VG ENERGY, INC.
CERTIFICATE OF DESIGNATION
OF
SERIES A PREFERRED STOCK

(Pursuant to Section 151 of the Delaware General Corporation Law)

VG Energy, Inc., a Delaware corporation (the "Corporation"), hereby certifies that, pursuant to authority vested in the Board of Directors of the Corporation (the "Board of Directors") by Article Four of the Corporation's Certificate of Incorporation (the "Certificate of Incorporation") and pursuant to the provisions of Section 151 of the Delaware General Corporation Law, the following resolution was duly adopted by the Board of Directors on __________________:

RESOLVED, The Series A Preferred Stock shall consist of 3,000,000 shares. The powers, preferences, rights, restrictions, and other matters relating to the Series A Preferred Stock are as follows:

1.	Dividends — The holders of Series A Preferred Stock shall be entitled to receive dividends as a class with the holders of Common Stock as if the Series A Convertible Preferred Stock were converted to Common Stock on the day immediately prior to the record date for such dividends. Each share of Series A Preferred Stock shall rank on a parity with each other share of Series A Preferred Stock with respect to dividends.

2.	Liquidation

(a)	In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of $0.20 per share, as adjusted for any stock dividends, combinations or splits with respect to such shares

(b)	In the event of any liquidation dissolution or winding up of the Corporation, either voluntary or involuntary, and subject to the payment in full of the liquidation preferences with respect to the Series A Preferred Stock as provided in subparagraph (a) of this Section 2, the holders of the Common Stock shall be entitled to receive, prior and in preference to any further distribution of any of the assets or surplus funds of the Corporation to the holders of the Series A Preferred Stock by reason of their ownership thereof, the amount per share determined by dividing $1,000,000 by the aggregate number of shares of Common Stock entitled to receive such distribution and no more. Subject to the payment in full of the liquidation preferences with respect to the Series A Preferred Stock as provided in subparagraph (a) of this Section 2, if upon the occurrence of such event, the assets and funds thus distributed among the holders of the Common Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, the entire remaining assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Common Stock in proportion to the shares of Common Stock then hold by them.

(c)	After payment to the holders of the Common Stock and the Series A Preferred Stock of the amounts set forth in Section 2(a) and (b) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any shall be distributed among the holders of the Common Stock and the Series A Preferred Stock incorportion to the shares of Common Stock then held by them and the shares of Common Stock which they then have the right to acquire upon conversion of the shares of Series A Preferred Stock then held by them.

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3.	Redemption — The Series A Preferred Stock may not be redeemed.

4.	Voting Rights

Except as set forth herein or as required under applicable law, the Series A Preferred Stock shall vote together with all other classes of stock of the Corporation as a single class on all matters submitted for approval to the stockholders of the Corporation. Except as otherwise provided in this Article 4, the aggregate number of votes to which the Series A Preferred Stock shall be entitled to vote is equal to the number of shares of Common Stock of the Corporation issued and outstanding at the time of such vote multiplied by 1.01 (the "Total Series A Vote"). The number of votes with respect to Series A Preferred Stock to which a holder of the Series A Preferred Stock is entitled to vote is equal to the Total Series A Vote multiplied by (i) the number of shares of Series A Preferred Stock held of record by such holder divided by (ii) the total number of Series A Preferred Stock issued and outstanding at the time of such vote. Except as required under applicable law or the Certificate of Formation, the total votes of a majority of the shares of all classes of stock of the Corporation entitled to vote on matters submitted for approval to the stockholders of the Corporation represented, in person or by proxy, at a meeting of shareholders, voting together as a single class, shall be required for the approval of any matter submitted to the stockholders of the Corporation including, but not limited to, the election of directors.

5.	Conversion

The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

(a)	Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, into the number of shares of Common Stock determined by multiplying ten by the number shares of Series A Preferred Stock submitted for conversion, rounded to the nearest whole share.

(b)	The number of shares into which the Series A Preferred Stock shall be converted shall be adjusted for any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by Stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the number of shares of Common Stock into which the Series A Preferred Stock shall be adjusted appropriately consistent with such dividend, right, subdivision or amalgamation.

(c)	If at any time or from time to time after the issue date of the Series A Preferred Stock, there is a capital reorganization of the Common Stock (other than as defined elsewhere herein or as relating to a recapitalization subdivision, combination, reclassification, exchange or substitution of shares) as part of such capital reorganization, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled in such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof),

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(d)	Mandatory Conversion of Series A Preferred Stock. If the holders of a majority of the Series A Preferred so vote, all of the shares of Series A Preferred Stock shall be converted to Common Stock.

(e)	Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that the holder elects to convert the same and shall state therein the name or names in which the holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(f)	No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

(g)	Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out if its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

6.	Restrictions and Limitations.

(a)	Transfer of Series A Preferred Stock. No person holding shares of Series A Preferred Stock may transfer, and the Corporation shall not register the transfer of such shares of Series A Preferred Stock, whether by sale, assignment, exchange, gift, bequest, appointment or otherwise, except to a "Permitted Transferee." The term "Permitted Transferee" shall mean any trust that is established by the holder to whom the shares were initially issued (the "Original Holder") for estate planning purposes that provides for distribution to the Original Holder's beneficiaries of shares of Series A Preferred Stock upon the Original Holder's death, provided that the Original Holder retains voting control with respect to such shares of Series A Preferred Stock until his death. Any change in the Original Holder's voting control or voting control with respect to such Original Holder regarding such shares of Series A Preferred Stock so transferred shall automatically convert the Series A Preferred Stock to Common Stock as set forth in Section 5(a) hereof.

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(i)	If any shares of Series A Preferred Stock are acquired by any person who is not a Permitted Transferee, all shares of Series A Preferred Stock then held by such person shall be deemed, without further act on the part of any person, to be converted into shares of Common Stock as set forth in Section 5(s) hereof, and stock certificates formerly representing such shares of Series A Preferred Stock shall thereupon and thereafter be deemed to represent the like number of shares of Common Stock.

(ii)	Notwithstanding anything to the contrary set forth herein, the Original Holder may pledge his shares of Series A Preferred Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee; provided, however, that (i) the Original Holder at all times retains voting control with respect to such pledged shares until an event of foreclosure or similar action, and (ii) such shares shall not be transferred to or registered in the name of any such pledgee and shall remain subject to the provisions of this Section. In the event of foreclosure or other similar action by the pledgee, such pledged shares of Series A Preferred Stock shall be deemed, without further act on the part of any person, to be converted into shares of Common Stock and transferred to the pledgee.

(iii)	Shares of Series A Preferred Stock shall be registered in the names of the beneficial owners thereof and not in "street" or "nominee" name. For this purpose, a "beneficial owner" of any shares of Series A Preferred Stock shall mean the Original Holder or a Permitted Transferee. The Corporation shall note or cause to be noted on the certificates for shares of Series A Preferred Stock, the existence of the restrictions on transfer and registration of transfer imposed by this Section 6.

7.	No Reissuance of Series A Preferred Stock

No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

This Certificate shall become effective upon the filing thereof with the Secretary of State of the State of Delaware.

The Corporation has caused this Certificate to be duly executed and acknowledged by its undersigned duly authorized officer this ___ day of 2010.

VG Energy, Inc.

By: _________________
Haig Keledjian, Chief Executive Officer

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SCHEDULE B — Metabolic Exclusive License Agreement

[attached separately]

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